Exhibit 5.1
August 2, 2007
The Board of Directors
Oilsands Quest Inc.
205, 707-7th Ave SW
Calgary, Alberta
Canada T2P 3H6

Re:	Registration Statement on Form S-8 of Shares of Common Stock, $0.001 par value, of Oilsands Quest Inc.
Ladies and Gentlemen:
With reference to the Registration Statement on Form S-8 to be filed by Oilsands Quest Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to shares of the Company’s common stock, $0.001 par value, issuable pursuant to the Oilsands Quest Inc. 2006 Stock Option Plan (the “Plan”), it is our opinion that such shares, when issued in accordance with the Plan and applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Burns Figa & Will, P.C.
BURNS FIGA & WILL, P.C.